Exhibit 21

Subsidiaries of G-III

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
G-III Leather Fashions, Inc.	New York
AM Retail Group, Inc.	Delaware
CK Outerwear LLC	New York
G-III Apparel Canada ULC	British Columbia, Canada
G-III Hong Kong Limited	Hong Kong
Kostroma Limited	Hong Kong
Hangzhou G-III Apparel Trading Co., Ltd	China
G-III License Company, LLC	Delaware
Riviera Sun, Inc.	Delaware
G-III Brands, Ltd.	Delaware
Vilebrequin International SA	Switzerland
GKL Holdings B.V.	Netherlands
G-III Foreign Holdings B.V.	Netherlands
Sonia R. Properties SA	Switzerland
Sonia Rykiel International SA	Switzerland
Sonia Rykiel Creation Paris SAS	France
Vilebrequin Saint Martin	France
T.R.B. International SA	Switzerland
Tropezina S.L.	Spain
Vilebrequin France SAS	France
TRB (Singapore) S.E. Asia PTE Ltd.	Singapore
Lobst SAS	France
TRB Belgique SPRL	Belgium
Riley SA	Switzerland
Sole SRL	Italy
La Plage Ltd.	United Kingdom
T.R.B. Hong Kong Ltd.	Hong Kong
TRB Macao Ltd.	Macao
Riley & Cie S.C.S.	Monaco
TRB Portugal, Comercio de Vestuario Unipessoal LDA	Portugal
Vilebrequin Shanghai Apparel and Accessory Co., Ltd.	China
Naiman GmbH	Switzerland
Vilebrequin Sint Maarten N.V. LLC	St. Maarten
Vilebrequin Deutschland GmbH	Germany
Donna Karan International LLC	Delaware
Gabrielle Studio, Inc.	New York
The Donna Karan Company Store LLC	New York
Donna Karan Studio LLC	New York
Donna Karan Services Company B.V.	Netherlands
Donna Karan Company Store Ireland Limited	Ireland
Donna Karan Company Stores UK Holding Ltd.	United Kingdom
The Donna Karan Company Store (UK) Limited	United Kingdom
Donna Karan Company Stores UK Retail Ltd.	United Kingdom
Donna Karan Management Company UK Ltd.	United Kingdom
Donna Karan Company Store (Germany) GmbH	Germany
DKNY Stores (Spain), S.L.	Spain
DKNY Stores (Portugal), Unipessoal Lda	Portugal
G-III UK Wholesale Limited	United Kingdom
Donna Karan Company Store Belgium B.V.	Belgium
Fabco Holding B.V.	Netherlands
Vilebrequin Mexico SA de C.V.	Mexico